UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 27, 2013

SCHAWK, INC.
(Exact Name of Registrant as Specified in its Charter)

____________________________

Delaware	1-09335	66-0323724
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
1695 South River Road Des Plaines, IL		60018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 827-9494

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.—Entry into a Material Definitive Agreement.

As of February 27, 2013, Schawk, Inc. (the “Company”) received the consent (the “Consent”) from the lenders under the Company’s Second Amended and Restated Credit Agreement, dated as of January 27, 2012, as subsequently amended (the “Credit Agreement”) to the Company’s withdrawal from a multiemployer pension plan covering certain employees at various Company locations in the United States (the “Multiemployer Plan”) and the incurrence of a related withdrawal liability as further described under Item 8.01 below.  In addition, to the extent that the Company’s withdrawal and incurrence of withdrawal liability would result in the Company’s non-compliance with certain representations and covenants under the Credit Agreement, the lenders agreed to waive any resulting events of default.

Contemporaneously with the receipt of the Consent, the Company also received consents from the holders of its senior notes, pursuant to which such noteholders consented to similar actions and waived any potential events of default that may arise under the applicable note purchase agreements as a result of the Company’s withdrawal from the Multiemployer Plan.

Item 8.01.—Other Events.

In December 2012, the Company’s Board of Directors approved a course of action recommended by management pursuant to which the Company commenced negotiations for a complete withdrawal from the Multiemployer Plan.  The decision was made in part to mitigate potentially greater financial exposure to the Company in the future under the Multiemployer Plan, which is significantly underfunded.

Subject to the conclusion of negotiations with local unions covered by the Multiemployer Plan, the Company intends to withdraw from the Multiemployer Plan as soon as practicable on or after May 1, 2013.  The Company presently expects to pay approximately $41 million to satisfy its withdrawal liability, which will consist of annual cash payments of approximately $2 million over a 20-year period, with the annual cash payments expected to commence on or about May 1, 2014.  The Company expects to record an expense of approximately $32 million in the fourth quarter of 2012, based on the currently estimated present value of the withdrawal liability and discounting the estimated annual cash payments at a risk-free rate of 2.54 percent.

Additional disclosure concerning the Multiemployer Plan is contained under Note 21, Multiemployer Pension Plans, in the Company’s Form 10-K for the year ended December 31, 2011.  Under generally accepted accounting principles, estimates of an employer’s share of potential withdrawal liability associated with its participation in an underfunded multiemployer pension plan are not required to be included in its financial statements until the withdrawal liability becomes probable and is reasonably estimable.  The Multiemployer Plan withdrawal liability described above was a contingent obligation that was not previously required to be disclosed in the Company’s financial statements for prior reporting periods.

Certain statements in this report are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty.  Actual events or results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, events or circumstances that result in the withdrawal liability or the expense associated with the withdrawal liability differing from our current estimates.  Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurance the assumptions will prove to have been correct and undue reliance should not be placed on such statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2013	SCHAWK, INC. By: /s/Timothy J. Cunningham Timothy J. Cunningham Chief Financial Officer